Exhibit 3.3

9749913/1	DUPLICATE FOR THE FILE
Number 560222

1648235

Certificate of Incorporation

on change of name

I hereby certify that

HESTA PUBLIC LIMITED COMPANY

having, by a Special Resolution of the Company,

and with the approval of the Registrar of Companies,

changed its name, is now incorporated as

a limited company under the name

ACCENTURE HOLDINGS PUBLIC LIMITED COMPANY

and I have entered such name on the Register accordingly.

Given under my hand at Dublin, this
Tuesday, the 21st day of April, 2015

for Registrar of Companies

Certificate handed to/posted to*:	Arthur Cox
Arthur Cox Building, Earlsfort Terrace, Dublin 2.

Signed:	Date:	22-4-15

*	Delete as appropriate